January 27, 1999


           George Crapple
           Millburn Ridgefield
           1270 Avenue fo the Americas
           New York, New York 10020-1795

           Re:    Smith Barney Diversified Futures Fund L.P. II

           Dear George:

           Please liquidate all of your positions in the above references fund(s) in an orderly fashion by the close of business Friday, January 29, 1999.

           If you have any questions, I can be reached at 212- 723-5416.

           Very truly yours,

           SMITH BARNEY FUTURES MANAGEMENT INC.



           Daniel A. Dantuono
           Chief Financial Officer & Director


           DAD/sr